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                                  EXHIBIT 8.1
               OPINION OF POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

                                   March 9, 2001

First Deposit Bancshares, Inc.
8458 Campbellton Street
Douglasville, Georgia 30314

Community First Banking Company
110 Dixie Street
Carrollton, Georgia 30117

    Re: Merger of First Deposit Bancshares, Inc. with and into Community First Bank

Ladies and Gentlemen:

    You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger of First Deposit Bancshares, Inc. ("First Deposit"), with and into Community First Bank, ("Bank"), a direct, wholly-owned subsidiary of Community First Banking Company ("Community First"), with Bank as the surviving corporation of the merger (the "Merger"), in accordance with the terms of the Agreement and Plan of Merger, dated January 18, 2001, by and among Community First, Bank, First Deposit, and Douglas Federal Bank, FSB ("Douglas Federal"), a direct, wholly owned subsidiary of First Deposit (the "Merger Agreement"), a copy of which is incorporated herein by reference. Specifically, you have requested us to opine that: (i) the Merger as set forth in the Merger Agreement qualifies as a tax-free reorganization within the meaning of Section 368 of the Code; and (ii) each of Community First, Bank, and First Deposit is a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

    In rendering the opinions expressed below, we have examined the following documents (the "Documents"):

    (a) The Merger Agreement;

    (b) The certificates containing the Statements of Facts and Representations of Community First Banking Company and First Deposit Bancshares, Inc. (the "Tax Representations") attached hereto as Exhibits A and B, respectively, and incorporated herein by reference; and;

    (c) Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

    Terms not otherwise defined in this opinion letter have the meaning given those terms in the Documents.

    In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusions reached in this opinion.

    For purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct,
(iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) that the Merger will be effected in accordance with the terms set forth in the Documents.
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First Deposit Bankshares, Inc.
Community First Banking Company
March 9, 2001
Page 2

    In addition, this opinion letter does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain First Deposit shareholders in light of their particular circumstances, specifically, shareholders who are not United States persons, dealers in securities, tax-exempt entities, and other shareholders who do not hold First Deposit capital stock before the Merger or Community First common stock after the Merger as "capital assets" within the meaning of Section 1221, or shareholders who acquired their shares of First Deposit capital stock pursuant to the exercise of First Deposit options or otherwise as compensation. Also, this opinion does not address any tax considerations associated with the receipt of Community First common stock by holders of First Deposit options or warrants in exchange for such options or warrants.

                                    OPINION

    Based upon and subject to the foregoing, it is our opinion that the Merger as set forth in the Merger Agreement qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code and each of Community First, Bank, and First Deposit is a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger. Accordingly, it is our opinion that:

1. No gain or loss will be recognized for federal income tax consequences by the shareholders of First Deposit who receive solely shares of Community First stock for their First Deposit capital stock upon consummation of the Merger. SEE Code Section 354(a). The basis of the Community First shares received by such First Deposit shareholders (including any fractional share that is treated as issued in the Merger and redeemed immediately) will equal the basis of the First Depost capital stock surrendered in the exchange. SEE Code Section 358(a)(1). Provided that the First Deposit capital stock was a capital asset in the shareholder's hands, the holding period of the Community First stock received by First Deposit shareholders (including any fractional share to which they may be entitled) will include the holding period of the First Deposit capital stock surrendered therefor. SEE Code
    Section 1223(1).

2. Gain, but not loss, will be recognized for federal income tax purposes by a First Deposit shareholder upon the exchange of shares of First Deposit capital stock for shares of Community First common stock and cash. The amount of gain that will be recognized by a First Deposit shareholder will equal the lesser of the cash received by the shareholder (not including cash received in lieu of fractional shares, which will be taxed in accordance with 3 below) or the amount of gain realized by the shareholder. SEE Code
    Section 356(a)(1). The amount of gain realized by the shareholder will equal the excess, if any, of the cash received (not including cash received in lieu of fractional shares) plus the fair market value of the Community First common stock received in the Merger over the shareholder's basis in his or her First Deposit stock. SEE Code Section 1001. Generally, any gain or loss recognized by any such First Deposit shareholder will be capital gain or loss, provided (i) the First Deposit capital stock constitutes a capital asset in the hands of such shareholder at the time of the Merger, and
    (ii) the requirements of Section 302(b)(1), (2), or (3) of the Code are met. Each affected First Deposit shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (I.E., exchange treatment or dividend).

3. The payment by Community First of cash in lieu of fractional share interests in its common stock will, for federal income tax purposes, be treated as if Community First issued the fractional share interests to the First Deposit common shareholders and then redeemed immediately such fractional shares for cash. SEE Code Section 302(a); Revenue Ruling 66-365, 1966-2 C.B. 116. Each affected First Deposit common shareholder should consult their own tax advisor for the tax effect to them of such redemption (i.e. exchange treatment or dividend).
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First Deposit Bankshares, Inc.
Community First Banking Company
March 9, 2001
Page 3

4. First Deposit shareholders who receive solely cash pursuant to the Merger Agreement or their statutory right to dissent will be treated as having received such payment in redemption of their stock. SEE Code
    Section 302(a). Generally, any gain or loss recognized by any such First Deposit shareholder will be capital gain or loss, provided (i) the First Deposit capital stock constitutes a capital asset in the hands of such shareholder at the time of the Merger, and (ii) the requirements of
    Section 302(b)(1), (2) or (3) of the Code are met. Each affected First Deposit shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (I.E., exchange treatment or dividend).

5. No gain or loss will be recognized by Community First or First Deposit as a consequence of the Merger. SEE Code Section 361(a).

6. Bank's basis and holding period for the First Deposit assets received in connection with the Merger will equal First Deposit's basis in and holding period for such assets immediately prior to the Merger. SEE Code
    Section 362(b).

                                   * * * * *

    Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify or render one or more of the legal opinions expressed herein null and void.

    This opinion letter is being furnished only to the parties to which it is addressed and is solely for their benefit. No other person shall be entitled to rely on the opinions without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent, except that we consent to the inclusion of this opinion as an exhibit to the registration statements required under the Securities Act of 1933 (the "Securities Act") in connection with the the Merger. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

                               Very truly yours,
                               POWELL, GOLDSTEIN, FRAZER & MURPHY LLP